EXHIBIT 99.1

PROSPECTUS SUPPLEMENT                                REGISTRATION NO.  333-92613
(To Prospectus dated March 12, 2002)                                   333-95807


                           [TELECOM HOLDRS (SM) LOGO]


                        1,000,000,000 Depositary Receipts
                            Telecom HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

         The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:


                                                        Share         Primary
         Name of Company (1)(2)              Ticker    Amounts    Trading Market
------------------------------------------  --------  ---------  ---------------
ALLTEL Corp.                                   AT         2            NYSE
AT&T Corp.                                     T         25            NYSE
AT&T Wireless Services                        AWE       8.045          NYSE
BCE Inc.                                      BCE         5            NYSE
BellSouth Corp.                               BLS        15            NYSE
Broadwing Inc.                                BRW         2            NYSE
CenturyTel, Inc.                              CTL         1            NYSE
Level 3 Communications, Inc.                  LVLT        3           NASDAQ
Nextel Communications, Inc.                   NXTL        6           NASDAQ
Qwest Communications International Inc.        Q      12.91728         NYSE
SBC Communications Inc.                       SBC        27            NYSE
Sprint Corporation-FON Group                  FON         6            NYSE
Sprint Corporation-PCS Group                  PCS         6            NYSE
Telephone and Data Systems, Inc.              TDS         1            AMEX
Verizon Communications                         VZ       21.76          NYSE


            ------------------------

            (1) On July 30, 2002, MCI Group was delisted from trading on the Nasdaq National Market System. As set forth in the prospectus, because MCI Group was not listed for trading on another U.S. national securities exchange within five business days from the date of delisting, the shares of MCI Group included in Telecom HOLDRS were distributed at a rate of 0.0088 MCI Group shares per Telecom HOLDR. As a result, MCI Group is no longer represented in Telecom HOLDRS.

            (2) On July 30, 2002, WorldCom Group was delisted from trading on the Nasdaq National Market System. As set forth in the prospectus, because WorldCom Group was not listed for trading on another U.S. national securities exchange within five business days from the date of delisting, the shares of WorldCom Group included in Telecom HOLDRS were distributed at a rate of 0.22 WorldCom Group shares per Telecom HOLDR. As a result, WorldCom Group is no longer represented in Telecom HOLDRS.


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         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.


          The date of this prospectus supplement is September 30, 2002.

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